EXHIBIT 10.1

MUTUAL TERMINATION OF PURCHASE AND ASSUMPTION AGREEMENT AND MUTUAL RELEASE

This Mutual Termination of Purchase and Assumption Agreement and Mutual Release (this “Agreement”), dated as of December 30, 2024, is made by and among Atlanta Postal Credit Union, a Georgia state-chartered credit union with its main office located in Atlanta, Georgia (“Buyer”), Affinity Bancshares, Inc., a Maryland corporation (“Holding Company”), and Affinity Bank, National Association, a national bank having its home office in Covington, Georgia (“Seller”).  Buyer, Seller and Holding Company are each referred to herein as a “Party” and collectively referred to as the “Parties”.

Whereas, the Parties entered into that certain Purchase and Assumption Agreement, dated May 30, 2024, as amended and supplemented by that certain First Amendment to Purchase and Assumption Agreement dated as of August 12, 2024, (collectively, the “Purchase Agreement”);

Whereas, Buyer held discussions with the applicable regulatory agencies, following which Buyer informed Holding Company and Seller that Buyer would withdraw its application with the Georgia Department of Banking and Finance with respect to the Transactions contemplated by the Purchase Agreement; and

Whereas, the Parties are entering into this Agreement to affirmatively terminate the Purchase Agreement and release one another, effective as of the date first above written.

Now, Therefore, in consideration of the foregoing and the mutual promises, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Section 1.   Definitions.  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

Section 2.   Termination of Purchase Agreement.  Effective as of the date hereof, the Purchase Agreement among Buyer, Holding Company and Seller is hereby terminated pursuant to Section 10.01(d) of the Purchase Agreement.

Section 3.   Confidential Information.  The Parties certify that all confidential information (including customer information) provided by the other Party has been either returned to the disclosing Party or destroyed.

Section 4.   Customer Non-Solicit.  No Party shall directly or indirectly use any materials or confidential information provided by the other Party to: (a) solicit any customer of the other Party for purposes of offering such customer services or products that compete, directly or indirectly, with the products or services being offered or that were offered by the other Party; or (b) interfere with any relationship that the other Party has with any customer or cause any customer to terminate any agreement with the other Party; provided, however, nothing in this Agreement shall restrict or otherwise limit a Party’s right to communicate with any person or entity in the ordinary course of business, provided, that the basis for such communication and/or contact with such persons is not based in whole or part on any use or reliance on any confidential information obtained or made available to the Party.

Section 5.   Employee Non-Solicit.  For a period of two (2) years from the date of this Agreement, no Party shall directly or indirectly initiate contact with or otherwise solicit any current officer or employee of the other Party or its affiliates for the purpose of hiring such officer or employee, except that this prohibition shall not apply to: (a) general solicitations through employment advertisements that are placed in publications of general circulation or in trade journals; or (b) contacts initiated by such officer or employee after termination of employment with the other Party.

Section 6.   Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 7.   Entire Agreement; References.  This Agreement constitutes the entire agreement between the Parties and supersedes all prior and all other contemporaneous agreements and understandings (oral or written) with respect to the subject matter hereof.

Section 8.   Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Georgia without giving effect to the choice of law or conflicts of law principles thereof.

Section 9.   General.  Each Party to this Agreement represents that it has the power to enter into and perform this Agreement and that the execution and performance of this Agreement has been duly authorized by all necessary corporate action and will not constitute a breach of any provision of its charter, bylaws or any agreement to which each is a party.  If there is any inconsistency or conflict between the specific terms and conditions of this Agreement and provisions contained in the Purchase Agreement, the terms and conditions of this Agreement shall control.  The captions and paragraph numbers appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe, affect or describe the scope or intent of the provisions of this Agreement.

Section 10.   Mutual Release.

(a) In consideration of the covenants, agreements and undertakings of the Parties under this Agreement, each Party, on behalf of itself and its respective present and former, direct and indirect, parents, subsidiaries, affiliates, employees, officers, directors, shareholders, members, agents, representatives, permitted successors and permitted assigns (collectively, “Releasors”) hereby releases, waives, and forever discharges the other Party and its respective present and former, direct and indirect, parents, subsidiaries, affiliates, employees, officers, directors, shareholders, members, agents, representatives, permitted successors and permitted assigns (collectively, “Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, or equity (collectively “Claims”), which any of such Releasors ever had, now have, or hereafter can, shall, or may have against any of such Releasees for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of time through the date of this Agreement arising out of or relating to the Purchase Agreement.

(b) Each Releasor understand that it may later discover Claims or facts that may be different from, or in addition to, those that it or any other Releasor now knows or believes exist regarding the subject matter of the release contained in this Section 10, and which, if known at the time of signing this Agreement, may have materially affected this Agreement and such Party’s decision to enter into and grant the release contained in this Section 10. Nevertheless, the Releasors intend to fully, finally, and forever settle and release all Claims that now exist, may exist, or previously existed, as set out in the release contained in this Section 10, whether known or unknown, foreseen or unforeseen, or suspected or unsuspected, and the release given herein is and will remain in effect as a complete release, notwithstanding the discovery or existence of such additional or different facts.  The Releasors hereby waive any right or Claim that might arise as a result of such different or additional Claims or facts.

Section 11.   Publicity and Announcements.  No Party shall (orally or in writing) publicly disclose or issue a press release, make any other public statement, or otherwise communicate with the media, concerning the subject matter of this Agreement, or the existence of this Agreement, without the prior written approval of the other Party, which shall not be unreasonably withheld or delayed, except to the extent that such Party, based on the reasonable advise of counsel, is required to make any public disclosure or filing regarding the subject matter of this Agreement (a) by applicable law, or (b) under any rules or regulations, or (c) in connection with enforcing its rights under this Agreement.  No Party shall make, publish, or communicate to any person or entity or in any public forum any comments or statements (written or oral) that denigrate or disparage, or are detrimental to, the reputation or stature of the other Party or its business, or any of its employees, directors and officers.

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In Witness Whereof, Buyer, Holding Company and Seller have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of date first above written.
Buyer:	Seller:
Atlanta Postal Credit Union By: /s/ Blake Graham Blake Graham President and Chief Executive Officer	Affinity Bank, National Association By: /s/ Edward J. Cooney Edward J. Cooney Chief Executive Officer
Affinity Bancshares, Inc. By: /s/ Edward J. Cooney Edward J. Cooney Chief Executive Officer

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